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Offer to Purchase
All Outstanding Shares of Common Stock (and the Associated Preferred Share Purchase Rights)
of
Information Resources, Inc.
at
$3.30 Net Per Share In Cash, Plus One Contingent Value Right
Per Share Representing the Right to an Amount Equal to a Portion of
Any Potential Proceeds of an Antitrust Lawsuit
by
Gingko Acquisition Corp.,
a wholly owned subsidiary of
Gingko Corporation,
a company formed by
Symphony Technology II-A, L.P.
and affiliates of
Tennenbaum & Co., LLC

July 14, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been appointed by Gingko Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Gingko Corporation, to act as Information Agent in connection with its offer to purchase all outstanding shares of common stock, par value $0.01 per share, (the "Common Stock") of Information Resources, Inc., a Delaware corporation (the "Company"), and the associated preferred share purchase rights (the "Rights", and together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, as amended and restated as of October 27, 1997, and as further amended as of June 29, 2003, between the Company and Harris Trust and Savings Bank as Rights Agent (the "Rights Agreement"), at $3.30 per Share, net to the seller in cash, without interest thereon, plus one contingent value right ("CVR") per share representing the right to receive payment equal to a portion of any potential proceeds of an existing antitrust lawsuit, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated July 14, 2003 and the related Letter of Transmittal (which together constitute the "Offer").

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  Offer to Purchase dated July 14, 2003;

  2.
  Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

  3.
  Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to LaSalle Bank National Association, the Depositary for the Offer, by the Expiration Date;

  4.
  A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  5.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

  6.
  Return envelope addressed to the Depositary.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

        THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 8, 2003, UNLESS THE OFFER IS EXTENDED.

        The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        In order to accept the Offer a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:00 Midnight, New York City time, on August 8, 2003.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Depositary or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,
MACKENZIE PARTNERS, INC.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF GINGKO ACQUISITION CORP., GINGKO CORPORATION, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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Offer to Purchase